Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-163285) and related Prospectus of Headwaters Incorporated for the registration of $328,250,000 of 11 3/8% Senior Secured Notes due 2014 and to the incorporation by reference therein of our report dated November 19, 2008, with respect to the consolidated financial statements of Headwaters Incorporated, included in its Annual Report (Form 10-K) for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 16, 2010